CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 430 to Registration Statement No. 333-62298 on Form N-1A of our report dated January 29, 2014, relating to the financial statements and financial highlights of Gerstein Fisher Multi-Factor Growth Equity Fund, Gerstein Fisher Multi-Factor International Growth Equity Fund, and Gerstein Fisher Multi-Factor Global Real Estate Securities Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 21, 2014